Exhibit 99.1

1099 Helmo Avenue N Suite 250 Oakdale, MN 55128-3414 www.imation.com

Contact	Danny Zheng, Chief Financial Officer
Imation Corp.
Phone: 651-704-4311
Email: dzheng@imation.com

Imation Corp. Announces Record Date for Special Meeting

Oakdale, Minn. – (PR Newswire) – December 30, 2016 – Imation Corp. (the “Company” or “we”) (NYSE: IMN) today announced that it has established a record date of January 6, 2017 for its special meeting of stockholders (the “special meeting”) to be held to consider and vote upon the previously announced proposals to approve the issuance of up to 15,000,000 shares of common stock to Clinton Group, Inc. (the “Capacity Shares”), to approve a reverse stock split and a reduction of the number of authorized shares of the Company’s common stock in a corresponding proportion and to adjourn the special meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies (collectively, the “Proposals”). The date and time of the special meeting will be set and announced at a later time.

Only holders of record of the Company’s common stock at the close of business on January 6, 2017 will be entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. The full meeting agenda will be detailed in the definitive proxy statement which will be mailed to all stockholders of record.

Additional Information About the Proposals and Where to Find It

In connection with the Proposals, the Company has filed with the SEC a preliminary proxy statement. When completed, the Company will mail a definitive proxy statement and other relevant documents to its stockholders in connection with its solicitation of proxies for the special meeting. This Current Report on Form 8-K does not contain all the information that should be considered concerning the Proposals. It is not intended to provide the basis for any investment decision or any other decision in respect to the Proposals. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement, the amendments thereto, and the definitive proxy statement when available in connection with the Company’s solicitation of proxies for the special meeting, as these materials will contain important information about the Company and the Proposals. The definitive proxy statement will be mailed to stockholders of record of the Company as of January 6, 2017. Stockholders can also obtain copies of the preliminary proxy statement, the definitive proxy statement when available, and other documents filed with the SEC, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to: Imation Corp., 1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128, Attn: Investor Relations, (651) 704-4311.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Proposals. Information regarding the special interests of these directors and executive officers in the Proposals is included in the preliminary proxy statement and will be included in the definitive proxy statement when available. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available free of charge at the SEC web site at www.sec.gov and at the address described above.

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Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Capacity Shares or any other security. The Capacity Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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